12% CONVERTIBLE SECURED NOTE

                             EqualNet Holding Corp.

$1,000,000                                                       October 1, 1997

         EQUALNET HOLDING CORP., a Texas corporation (the "COMPANY"), EQUALNET CORPORATION, a Delaware corporation ("EC"), TELESOURCE, INC., a Texas corporation ("TI"), and EQUALNET WHOLESALE SERVICES, INC. ("EWS", together with the Company, EC, and TI, the "CO-OBLIGORS"), a Delaware corporation, for value received, hereby promise, jointly and severally, to pay to THE WILLIS GROUP, LLC, a limited liability company organized under the laws of Texas (together with its successors and permitted assigns, the "PAYEE"), the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000) (the "PRINCIPAL SUM"), due and payable in full on April 1, 1998.

         The Co-obligors hereby promise, jointly and severally, to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance hereof from the date of this Note until April 1, 1998, (the "MATURITY DATE") at a rate per annum equal to twelve percent (12%), payable monthly in arrears on the last day of each month, commencing on November 30, 1997, and continuing thereafter until the principal hereof shall have become due and payable.

         If any principal or installment of interest is not paid in full on the due date thereof (taking into account any applicable grace periods) (whether by maturity, prepayment or acceleration), and upon and during the continuance of any Event of Default (as defined in the Note Purchase Agreement), the outstanding principal balance of this Note and any overdue installment of interest (to the extent permitted by applicable law) shall bear interest thereafter at a rate per annum equal to the Default Rate as determined pursuant to the terms of the Note Purchase Agreement until such payment is paid in full or such Event of Default is cured or waived in accordance with the terms of the Note Purchase Agreement.

         This Note is issued under and pursuant to the terms and provisions of, and is subject to the terms of, the Note and Warrant Purchase Agreement dated as of October 1, 1997, by and among the Co-obligors and the Payee (as the same may be amended, supplemented, or otherwise modified from time to time and as in effect from time to time, the "NOTE PURCHASE AGREEMENT"), and this Note and the holder hereof is entitled to all of the rights and benefits provided for thereby or referred to therein.

         All payments on or in respect of this Note, including principal, interest, and premium thereon, shall be made in such coin and currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts by wire transfer of immediately available funds to holder's account in New York, or, at the option of the holder hereof, in shares of Common Stock of the Company valued at the Conversion Price per share, or in such manner and at such other place in the United States of America as the holder hereof shall have designated to the Co-obligors in writing pursuant to the provisions of the Note Purchase Agreement. Whenever a payment to be made hereunder shall be due on a day which is not a Business Day in New York, New York, or Houston, Texas, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

         Under certain circumstances as specified in the Note Purchase Agreement, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Note Purchase Agreement. The principal of this Note may be prepaid in whole at any time prior to the Maturity Date upon (i) 15 day's prior written notice to the holder hereof and (ii) the payment by the Sellers of a prepayment premium equal to $15,000.

         This Note is convertible into shares of the Company's common stock in the manner set forth in Article V of the Note Purchase Agreement.

         THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO
(i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE.

         The Co-obligors hereby waive diligence, presentment, demand, protest, and notice of every kind whatsoever. The failure of the holder hereof to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance.

         This Note shall be binding upon the Co-obligors, their successors, and their permitted assigns, and shall inure to the benefit of the Payee, its successors, and permitted assigns.

         This Note is a contract made under and governed by, and shall be construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

                                       EQUALNET HOLDING CORP.

                                       By: /s/ ZANE RUSSELL
                                       Name:   Zane Russell
                                       Title:  President

                                       EQUALNET CORPORATION

                                       By: /s/ ZANE RUSSELL
                                       Name:   Zane Russell
                                       Title:  President


                                       TELESOURCE, INC.

                                       By: /s/ MARK VAN EMAN
                                       Name:   Mark Van Eman
                                       Title:  President


                                       EQUALNET WHOLESALE SERVICES, INC.

                                       By: /s/ ZANE RUSSELL
                                       Name:   Zane Russell
                                       Title:  President